Exhibit 10(x)












          FORM OF SEVERANCE AGREEMENT BETWEEN MERRILL LYNCH & CO., INC.

               AND CERTAIN OF ITS DIRECTORS AND EXECUTIVE OFFICERS


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            Merrill Lynch & Co., Inc. ("ML & Co.") considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. Further, the Board of Directors of ML & Co. (the "Board") recognizes that the possibility of a change in control exists, and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of ML & Co. and its stockholders.

            The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the management of ML & Co. and its subsidiaries (the "Company"), including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from any possible change in control of ML & Co.

            In order to induce you to remain in the employ of the Company, ML & Co. agrees that you shall receive the severance benefits set forth in this letter agreement (this "Agreement") in the event your employment with the Company is terminated subsequent to a Change in Control (as defined in Section 2 hereof) under the circumstances described below.

            1. Term of Agreement. The term of this Agreement (the "Term") shall commence on the date hereof and shall continue in effect through March 1, 1999; provided, however, that commencing on January 1, 1997 and each January 1 hereafter, the original Term of this Agreement shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, ML & Co. shall have given notice that it does not wish to extend the Term. Notwithstanding any such notice by ML & Co. not to extend the Term, if a Change in Control shall have occurred during the original or extended Term, the Term shall continue in effect for a period of twenty-four (24) months beyond the Term in effect immediately before such Change in Control.

            2. Change in Control. No benefits shall be payable hereunder unless there shall have been a Change in Control, as set forth below. For purposes of this Agreement, a "Change in Control" shall mean a change in control of ML & Co. of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not ML & Co. is then subject to such reporting requirement; provided that, without limitation, a Change in Control shall be deemed to have occurred if:

            (A) any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act, is or becomes the "beneficial owner" (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of ML & Co. representing 30% or more of the combined voting power of ML & Co.'s then outstanding securities entitled to vote in the election of directors of ML & Co.;

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            (B) during any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constituted the Board and any new directors, whose election by the Board or nomination for election by ML & Co.'s stockholders was approved by a vote of at least three quarters (3/4) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

            (C) all or substantially all of the assets of ML & Co. are liquidated or distributed.

            If ML & Co. executes an agreement, the consummation of which would result in the occurrence of a Change in Control as described above, then, with respect to a termination of employment, unless such termination is because of your death or Retirement, by the Company for Cause or Disability, or by you other than for Good Reason, occurring after the execution of such agreement (and, if such agreement expires or is terminated prior to consummation, prior to such expiration or termination of such agreement), a Change in Control shall be deemed to have occurred as of the date of the execution of such agreement.

            3. Termination Following Change in Control. If any of the events described in Section 2 hereof constituting a Change in Control shall have occurred, you shall be entitled to the benefits provided in Subsection 4(D) hereof upon the subsequent termination of your employment during the Term unless such termination is due to your death, Disability, or Retirement, by the Company for Cause, or by you other than for Good Reason.

            (A) Disability. You shall be deemed to have incurred a "Disability" upon a determination by the insurance carrier then responsible for long-term disability payments that you are eligible for such payments (which determination shall require that you have been absent from the full-time performance of your duties with the Company for six (6) consecutive months). Any question as to the existence of your Disability upon which you and the carrier cannot agree shall be determined by a qualified independent physician selected by you (or, if you are unable to make such selection, by any adult member of your immediate family) and approved by the carrier. The determination of such physician made in writing to the carrier and to you shall be final and conclusive for all purposes of this Agreement.

            (B) Retirement. Termination of your employment based on "Retirement" shall mean your voluntary termination of employment on or after your fifty-fifth
(55th) birthday and your completion of ten (10) or more years of service.

            (C) Cause. Termination by the Company of your employment for "Cause" shall mean termination upon (i) the willful and continued failure by you substantially to perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or from your Retirement or any such actual or anticipated failure resulting from termination by you for Good Reason) after a written demand for substantial

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performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (ii) the willful engaging by you in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Subsection, no act or failure to act on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clause (i) or (ii) of the first sentence of this subsection and specifying the particulars thereof in detail.

            (D) Good Reason. You shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without your express written consent, any of the following:

                  (i) Inconsistent Duties. A meaningful and detrimental alteration in your position or in the nature or status of your responsibilities (including those as a director of ML & Co., if any) from those in effect immediately prior to the Change in Control;

                  (ii) Reduced Salary or Bonus Opportunity. A reduction by the
            Company in your annual base salary as in effect on the date hereof or as the same may be increased from time to time; a failure by the Company to increase your salary at a rate commensurate with that of other key executives of the Company; or a reduction in your annual bonus below the greater of (a) the annual bonus which you received, or to which you were entitled, immediately prior to the Change in Control, or (b) the average annual bonus paid to you by the Company for the three years preceding the year in which the Change in Control occurs.

                  (iii) Relocation. The relocation of the office of the Company where you are employed at the time of the Change in Control (the "CIC Location") to a location which in your good faith assessment is an area not generally considered conducive to maintaining the executive offices of a company such as ML & Co. because of hazardous or undesirable conditions including without limitation a high crime rate or inadequate facilities, or to a location which is more that fifty (50) miles away from the CIC Location or the Company's requiring you to be based more than fifty (50) miles away from the CIC Location (except for required travel on the Company's business to an extent substantially consistent with your customary business travel obligations in the ordinary course of business prior to the Change in Control);

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                  (iv) Compensation Plans. The failure by the Company to
            continue in effect any compensation plan in which you participate, including but not limited to the Company's retirement program, Employee Stock Purchase Plan, 1978 Incentive Equity Purchase Plan, Equity Capital Accumulation Plan, Canadian Capital Accumulation Plan, Management Capital Accumulation Plan, Long-Term Incentive Compensation Plan, limited partnership offerings, cash incentive compensation or any other plans adopted and in effect prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan in connection with the Change in Control, or the failure by the Company to continue your participation therein on at least as favorable a basis, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change in Control;

                  (v) Benefits and Perquisites. The failure by the Company to continue to provide you with benefits at least as favorable as those enjoyed by you under any of the Company's retirement, life insurance, medical, health and accident, disability or savings plans in which you were participating at the time of the Change in Control; the taking of any action by the Company that would directly or indirectly materially reduce any of such benefits or deprive you of any material perquisite enjoyed by you at the time of the Change in Control including without limitation, the use of a car, secretary, office space, telephones, expense reimbursement and club dues; or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Change in Control;

                  (vi) No Assumption by Successor. The failure of ML & Co. to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5 hereof or, if the business of the Company for which your services are principally performed is sold at any time after a Change in Control, the purchaser of such business shall fail to agree to provide you with the same or a comparable position, duties, compensation and benefits (as described in subsections (iv) and (v) above) as provided to you by the Company immediately prior to the Change in Control; or

                  (vii) No Notice. Any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (E) below (and, if applicable, the requirements of Subsection (C) above); for purposes of this Agreement, no such purported termination shall be effective.

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            (E) Notice of Termination. Any purported termination of your employment by the Company or by you (other than for reasons of death, Disability, or Retirement) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

            (F) Date of Termination, Etc. "Date of Termination" shall mean (i) if your employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30) day period), and
(ii) if your employment is terminated pursuant to Subsection (C) or (D) above or for any other reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination pursuant to Subsection (C) above shall not be less than thirty (30) days, and in the case of a termination pursuant to Subsection (D) above shall not be less than thirty (30) nor more than sixty (60) days from the date such Notice of Termination is given); provided that if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or the time for appeal therefrom having expired and no appeal having been perfected); provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given and continue you as a participant in all compensation, benefit, and insurance plans and perquisites in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Subsection. Amounts paid under this Subsection are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

            4. Compensation Upon Termination or During Disability. Following a Change in Control upon termination of your employment or during Disability during the Term, ML & Co. shall cause there to be provided to you the following benefits:

            (A) Disability. Upon your Disability, your benefits shall be determined in accordance with the Company's standard benefit and retirement programs and compensation plans then in effect including those listed in Subsection 3(D)(iv) hereof.

            (B) Termination for Other than Good Reason or for Cause. If your employment shall be terminated by the Company for Cause or by you other than for Good Reason, death or Retirement, ML & Co. shall pay you your full base salary

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through the Date of Termination at the rate in effect at the time Notice of
Termination is given and any amounts to be paid to you pursuant to the Company's standard benefit and retirement programs and compensation plans then in effect, including those listed in Subsection 3(D)(iv), and ML & Co. shall have no further obligations to you under this Agreement.

            (C) Retirement; Death. If your employment shall be terminated for Retirement, or by reason of your death, your benefits shall be determined in accordance with the Company's standard benefit and retirement programs and compensation plans then in effect including those listed in Subsection 3(D)(iv).

            (D) Termination for Other Reasons. If your employment by the Company shall be terminated, unless such termination is because of your death, Disability, or Retirement, by the Company for Cause, or by you other than for Good Reason, then you shall be entitled to the benefits provided below:

                  (i) Base Salary. ML & Co. shall pay you your full base salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given;

                  (ii) Severance Payment. In lieu of any further salary payments to you for periods subsequent to the Date of Termination, ML & Co. shall pay as severance to you, not later than the fifth (5th) day following the Date of Termination, a lump sum severance payment (the "Severance Payment") equal to the lesser of (I) 2.99 times the average of the annual compensation ("Average Annual Compensation") which was payable to you by the Company (or any corporation ("Affiliate") affiliated with the Company within the meaning of section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"), determined without regard to section 1504(b) of the Code) and includible in your gross income for Federal income tax purposes for the five (5) taxable years (the "Base Period") preceding your taxable year in which a Change in Control of ML & Co. occurred or
            (II) 2.99 times the average of the annual salary which was payable to you by the Company (or an Affiliate) during the Base Period and the annual bonus (the "Bonus") which was payable to you by the Company (or an Affiliate) with respect to performance during the Base Period. For purposes of clause (I) of the first sentence of this Section 4(D)(ii), the amount of your Average Annual Compensation shall be determined in accordance with temporary or final regulations promulgated under section 280G(d) of the Code. Unless a different method of calculating your Average Annual Compensation is prescribed by such regulations, if you were not employed by the Company (or an Affiliate) during the entire Base Period, your Average Annual Compensation shall be the lesser of (a) the average of your annual compensation for the complete taxable years during the Base Period during which you were employed by the Company or (b) the average of your annual compensation for both complete and partial taxable years during the Base Period during which you were so employed, determined by annualizing any compensation (other than nonrecurring items) includible in your

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            gross income for any partial taxable year or (c) the annual average of your total compensation for the Base Period during which you were so employed, determined by dividing such total compensation by the number of whole and fractional taxable years included in the Base Period. In computing your Average Annual Compensation, compensation payable to you by the Company (or an Affiliate) shall include every type and form of compensation includible in your gross income in respect of your employment by the Company (or an Affiliate), including compensation income recognized as a result of your exercise of stock options or sale of the stock so acquired, except to the extent otherwise provided in temporary or final regulations promulgated under section 280G(d) of the Code. For purposes of clause (II) of the first sentence of this Section 4(D)(ii), Bonus shall include (a) any annual cash bonus awarded under the Company's Variable Incentive Compensation Program or any similar or successor program thereto (including any amounts of cash bonus awarded with respect to performance during the Base Period but deferred for payment in subsequent years) and (b) the grant value (calculated for a particular grant as specified in the record of such grant filed with the minutes of the meetings of the Management Development and Compensation Committee, or any successor committee thereto, of the Merrill Lynch & Co., Inc. Board of Directors) of any annual award of restricted stock, restricted units, stock options or any other non-cash bonus compensation awarded with respect to performance during the Base Period under the Equity Capital Appreciation Plan, the Long-Term Incentive Compensation Plan or any similar or successor plans thereto.

                  (iii) Legal Fees and Expenses. ML & Co. shall also pay to you all legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement).

                  (iv) Supplemental Retirement Benefits. In addition to the
            benefits to which you are entitled under any pension plan or any annuity payable pursuant to the termination of any pension plan or any payment due under any 401(k) savings, pension or retirement program, ML & Co. shall pay you, not later than the fifth (5th) day following the Date of Termination, a cash amount equal to the retirement contribution that you would have been eligible to receive from the Company under the terms of the ML & Co. retirement program, consisting of the Retirement Accumulation Plan, the Employee Stock Ownership Plan and any applicable company contributions to the 401(k) Savings & Investment Plan (without regard to any amendment to such retirement program made subsequent to the Change in Control and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of retirement benefits thereunder), or any successor program or plan that may be in effect at the time of the Change in Control, determined as if you were

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            fully vested thereunder and has continued (after the Date of
            Termination) to be employed for an additional twenty-four (24) months at your highest annual rate of compensation during the twelve
            (12) months immediately preceding the Date of Termination for purposes of determining your basic contributions and any applicable supplemental contributions. In addition to the payment made by ML & Co. pursuant to the foregoing sentence, ML & Co. shall pay you an amount sufficient to cover the income taxes, if any, that accrue solely by virtue of your receipt of such payment.

                  (v) Other Benefits. ML & Co. will pay you, not later than the fifth (5th) day following the Date of Termination, a lump sum in lieu of continued benefits, as follows:

            Medical
                        24 times the monthly cost to you of coverage for medical insurance pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). You may elect COBRA coverage, if then available, for a period of 18 months following the Date of Termination and, if then available, elect to convert to an individual policy, if these elections are made within the appropriate time frames.

            Life Insurance
                        Two times the annual cost to convert your basic non-contributory Merrill Lynch Group Insurance to a one year term policy. No payment shall be made to replace supplemental contributory coverage.

            Disability Insurance
                        Six times the dollar amount accrued annually by ML & Co. for your basic long-term disability insurance plus four times your current annual premium for coverage under ML & Co.'s supplemental long-term disability program.

            Business Travel Accident, and Accidental Death and Dismemberment
                        Two times your current annual premium for coverage under ML & Co.'s Business Travel Accident and Accidental Death and Dismemberment insurance.

            Any calculations required to be made under this Section 4(D)(v) shall be made by the Company in a fair and equitable manner that the Company, in its sole discretion, may select. In addition to the payments made by ML & Co. pursuant to this Section 4(D)(v), ML & Co. shall pay you an amount sufficient to cover the income taxes, if any, that accrue solely by virtue of your receipt of such payments (except for any payment with respect to life insurance benefits that

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            would have been taxable under Section 79 of the Internal Revenue
            Code of 1986, as amended, if you had remained an employee of ML & Co.).

                  (vi) Employee Benefit Plans. You shall be entitled to receive all benefits payable to you under the Company's standard benefit and retirement programs and compensation plans not otherwise specifically provided for in Subsection 4(D), including those listed in Subsection 3(D)(iv).

            (E) No Mitigation. You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment of benefit provided for in this
Section 4 be reduced by any compensation earned by you as the result of employment by another employer or by any retirement benefits received after the Date of Termination.

            (F) Reduction of Payments In Certain Cases. Notwithstanding anything herein to the contrary, if any amounts due to you under this Agreement and any other plan or program of ML & Co. constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), and the amount of the parachute payment, reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Section 4999 of the Code, is less than the amount you would receive if you were paid three times your "base amount" (as defined in Section 280G(b)(3) of the Code), less $1.00, reduced by all federal, state and local taxes applicable thereto, then the aggregate of the amounts constituting the parachute payment shall be reduced to an amount that will equal three times your base amount less $1.00. The determinations to be made with respect to this subsection 4(F) shall be made by an accounting firm (the "Auditor") jointly selected by ML & Co. and you and paid by ML & Co. The Auditor shall be a nationally recognized United States public accounting firm that has not during the two years preceding the date of its selection acted, in any way, on behalf of ML & Co. or any of its subsidiaries. If you and ML & Co. cannot agree on the firm to serve as the Auditor, then you and ML & Co. shall each select one accounting firm and these two firms shall jointly select the accounting firm to serve as the Auditor. If a determination is made by the Auditor that a reduction in the aggregate of all payments due to you upon a Change in Control is required by this subsection 4(F), you shall have the right to specify the portion of such reduction, if any, that will be made under this Agreement and each plan or program of ML & Co. If you do not so specify within sixty (60) days following the date of a determination by the Auditor pursuant to the preceding sentence, ML & Co. shall determine, in its sole discretion, the portion of such reduction, if any, to be made under this Agreement and each plan or program of ML & Co.

            5. Successors; Binding Agreement. (A) Assumption By Successor. ML & Co. will require any successor (whether direct or indirect, by purchaser, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of ML & Co. to expressly assume and agree to perform this Agreement in the same manner and to the same extent that ML & Co. would be required to perform it if no such succession had taken place. Failure of ML & Co. to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to

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compensation from ML & Co. in the same amount and on the same terms as you would be entitled hereunder if you had terminated your employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "ML & Co." shall mean ML & Co. as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

            (B) Enforceability By Beneficiaries. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

            6. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Director of Human Resources, Merrill Lynch & Co., Inc., World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281, with a copy to the Assistant General Counsel - Corporate Law of ML & Co., or to you at the address set forth on the first page of this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

            7. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement and this Agreement shall supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York applicable to contracts entered into and performed in such State.

            8. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

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            9. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

            10. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in New York in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

            11. No Contract of Employment. Nothing in this Agreement shall be construed as giving you any right to be retained in the employ of the Company.

            12. Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

            If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to ML & Co. the enclosed copy of this letter which will then constitute our agreement on this subject.

                                          Sincerely,

                                          MERRILL LYNCH & CO., INC.


                                          By___________________________________
                                             Senior Vice President



Agreed to this____ day of _________, 1996


_________________________________________








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